Exhibit 99.1

NATIONAL COAL CORP. TO BE ACQUIRED BY RANGER ENERGY INVESTMENTS

Knoxville, Tenn.– (September 28, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, announced today that it has agreed to be acquired by Ranger Energy Investments, LLC (Ranger Energy), an acquisition vehicle for Jim Justice, a businessman and operator of Appalachian coal assets. Under the terms of the agreement, Ranger Energy will pay $1.00 per share in cash for each share of National Coal common stock, including shares issuable upon exercise of options. The per share consideration represents a 54% premium to National Coal’s closing price of $0.65 per share on September 27, 2010.

In April of 2010, Ranger Energy acquired certain National Coal assets located in Devonia, Tennessee, and in and on its New River Tract site for an aggregate sales price of $11.8 million. At about the same time, Ranger Investments, LLC, an affiliate of Ranger Energy Investments, LLC, acquired $30.3 million of the Company’s $42 million senior secured notes due December 15, 2010.

“I am pleased that were able to reach an agreement with Ranger Energy that delivers a substantial premium and fair value to our shareholders,” said Daniel A. Roling, National Coal’s President and CEO.

The transaction is subject to National Coal shareholder approval and other customary closing conditions, and is expected to close prior to December 15, 2010. Upon closing, National Coal will become a wholly-owned subsidiary of Ranger Energy, and the Company’s stock will cease trading.

The proposed acquisition was approved by the Board of Directors of National Coal. Dahlman Rose & Company LLC acted as exclusive financial adviser to National Coal and Stubbs Alderton & Markiles LLP acted as legal counsel.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 155 people. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

Information About Forward Looking Statements

This release contains “forward-looking statements” that include information relating to future events which represent the parties’ current intentions, plans, expectations and beliefs and involve risks and uncertainties that could cause actual events to differ materially from the events described in this release, including risks or uncertainties related to the anticipated closing of the merger, as well as changes in general economic conditions, stock market trading conditions, tax law requirements or government regulation, and changes in the coal industry or the business or prospects of National Coal. Some of the factors that could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the risk that the proposed transaction may not be completed in a timely manner, if at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks related to the successful offering of the combined company’s products and services; the risk that the anticipated benefits of the merger may not be realized; and other risks that may impact National Coal’s businesses, some of which are discussed in the National Coal’s reports filed with the Securities and Exchange Commission (the “SEC”) under the caption “Risk Factors” and elsewhere, including, without limitation, National Coal’s 10-K for the year ended December 31, 2009 and 10-Qs for the

8915 George Williams Rd.    Knoxville, TN 37923    865-690-6900 (phone)    865-691-9982 (fax)    www.nationalcoal.com

quarters ended March 31, 2010 and June 30, 2010. Copies of National Coal’s filings with the SEC can be obtained on their websites, or at the SEC’s website at www.sec.gov. You can also obtain National Coal’s reports through its Web site at http://www.nationalcoal.com. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors.

If any of these risks or uncertainties materializes, the merger may not be consummated, the potential benefits of the merger may not be realized, the operating results of National Coal could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and National Coal undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, National Coal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, SHAREHOLDERS OF NATIONAL COAL ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY NATIONAL COAL WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by National Coal with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, shareholders of National Coal may obtain free copies of the documents filed with the SEC by contacting National Coal at 8915 George Williams Rd., Knoxville, TN 37923. You may also read and copy any reports, statements and other information filed by National Coal with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

National Coal, Ranger Energy and their executive officers and directors may be deemed to be participants in the solicitation of proxies from National Coal’s shareholders in favor of the proposed transaction. Certain executive officers and directors of each company have interests in the transition that may differ from the interests of shareholders generally. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

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